Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Class A Common Stock, no par value, of Alanco Technologies, Inc., an Arizona corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  May 19, 2014

IROQUOIS MASTER FUND LTD.	IROQUOIS CAPITAL MANAGEMENT LLC

By:	/s/ Joshua Silverman
	Name:	Joshua Silverman
	Title:	Authorized Signatory

/s/ Joshua Silverman
JOSHUA SILVERMAN

/s/ Richard Abbe
RICHARD ABBE